4th Quarter 2003 Conference Call January 20, 2004

        Good morning and welcome to Theragenics’™ fourth quarter and year-end 2003 conference call. I am James MacLennan, Chief Financial Officer & Treasurer, and joining me in the call will be Christine Jacobs, Chairman, Chief Executive Officer and President.

        Earlier today Theragenics™ released financial results for the period ended December 31, 2003. If you have not received this news release or if you would like to be added to either our FAX or email distribution list, please call the Theragenics™ Investor Relations Department at 800-998-8479 or 770-271-0233.

        This call is also being broadcast over the Internet, and a recording will be available for the next month on the Company’s website. To access the webcast, please log on to www.theragenics.com and select the Investor Relations button followed by selecting the Overview button. Also, you can listen to a recording of the call beginning today at 2 PM until midnight, Tuesday, January 27, 2004, by calling 800-642-1687 or 706-645-9291 and entering the Conference ID Code: 4799692.

        Before we begin the call, I am required to remind you that the comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding Theragenics’™ operations and future results. Please see our Press Release issued today, the Company’s filings with the Securities & Exchange Commission, including, without limitation, the Company’s form 10K and forms 10Q, which identify specific factors or events that may cause actual results to differ materially from those described in the forward-looking statements.

        Prior to getting into the numbers, I would like to make a few comments to set the stage. As we stated all the way through 2003, this fiscal year was characterized, for the entire industry, by three main factors:

1.	Consolidation and ownership changes in the brachytherapy industry at large;

2.	Uncertainty and confusion in the marketplace stemming from changes in reimbursement and awareness of how the actions of our government might impact our marketplace;

3.

Continued deep discounting in the market by many of our competitors, for iodine seeds all through 2003, and for palladium-based seeds later in the year; and in addition to all of this, there were disappointing sales through our distributors. In the full year, one distributor was down $6 million in TheraSeed® purchases from us. And, frankly, that our revenue year-over-year did not decline further is a tribute to the efforts of our in-house brachytherapy specialists. None of this was a surprise, nor did it differ from what we have been communicating publicly all the way through 2003.

        Results for 2003 reflect this entire scenario – including more of the same in the fourth quarter. However, as we will discuss shortly, there have been a number of developments that we believe set the stage for improvements in market dynamics in 2004 – at the very least, another year of change.

        So let’s get through the numbers for the 4th quarter of 2003 and the full fiscal year data. For the fourth quarter ended December 31, revenues were $7.0 million dollars, a $2.3 million decrease compared to revenues of $9.3 million dollars in the same period last year. For the year, revenues were $35.6 million compared to $41.9 million, a 15% reduction. This decrease was attributable, more than anything else, to the decline in sales of one distributor. Sales through our other distributor were higher in 2003 than in 2002. And direct sales show some very favorable metrics, which Chris Jacobs will be discussing in more detail later in this call.

        So, while total TheraSeed® units sold were off compared to the prior year, and compared to the fourth quarter of 2002, a very positive metric for us was that average selling prices remained steady. We did not join the discounting free-for-all in 2003, and we have continued to provide customized services along with our seeds, maintaining our position as the premier palladium-based brachytherapy manufacturer and supplier. We have continued selling our I-Seed product this quarter, and anticipate that our iodine production line will begin running in Buford in just the next few weeks. The equipment is now in the final stages of process validation and operators are undergoing training. The first live seeds rolled off the line in November, triggering our second-to-last payment to the vendor of the I-Seed equipment. This payment was made in December, 2003. The project remains right on schedule and below budget. A dedicated iodine brachytherapy specialist is on board and handling sales calls.

        In the quarter, the bottom-line was a loss of $0.04 per share compared to net income of 1 cent per share in the fourth quarter of 2002. For the year, net income was breakeven as a result of our high level of fixed costs and the fact that revenues were off. (These numbers are before the negative 1 cent impact of the accounting change reported in the first quarter of this year.) Margin erosion has been communicated to the investment community as far back as 2002. No one, especially management, should be shocked.

        Gross margin for the quarter was still strong at 50%, compared to 56% in the same quarter last year, and for the twelve months, gross margin was 56.1% compared to 65% in 2002. Since Theragenics™ is a vertically integrated manufacturer, margins are put under pressure when volumes reduce and, similarly, are expected to ramp up when sales increase.

        Selling, General and Administrative expenses in the quarter amounted to $3.6 million dollars versus $3.2 million dollars for the same period last year, a $400,000 increase. For the year, S G & A was $13.7 million compared to $12.8 million dollars in 2002, a 7% increase.

        Research and Development expenses were $2.0 million in the quarter, or 28.6% of sales compared to $1.9 million or 20.5% of sales last year. For the year, R & D expenses totaled $7.5 million or 21% of sales compared to $6.5 million or 15.6% of sales in 2002. The majority of these costs relate to our on-going TheraP trial, which will be discussed in more detail later in the call.

        Cash flow from operations, absent the I-Seed manufacturig acquisition, was $5 million in the in the year. We closed 2003 with cash and short-term investments of $66 million, a healthy war-chest. And, as a reminder, we have zero debt and a new, highly flexible $40 million credit facility.

        Theragenics™ continues to investigate many avenues to utilize some portion of this cash to make strategic investments intended to improve overall return to shareholders. Theragenics™ has a business development team that is dedicated to finding opportunities, assessing their viability, and completing transactions when appropriate.

        With that, I will turn the call over to Chris Jacobs for her comments on 2003 and also on the year ahead.

        Thank you, James. Good morning everyone, and thank you for tuning in. After my remarks, James and I will open up the call to questions.

        The year 2003 was a challenging one for the entire brachytherapy industry, Theragenics™ included. The year was characterized by a disruptive marketplace, during which many players distinguished their product based primarily on price, and an atmosphere of reimbursement uncertainty which, we believe, may have adversely affected Theragenics’™ sales as well as the sales of our distributors and competitors. As 2004 begins, we believe some of these forces have changed.

        In late 2002 there were 21 manufacturers and/or sellers of prostate brachytherapy seeds in the U.S. market. As we begin 2004, that number is down to 11. While there are still price wars going on, it’s our hope that the reduction in the number of players will eventually bring the market back to a place where the quality of products and associated services offered are the more important deciding factors in choosing which seed product to buy.

        Anecdotally, our heavy implanting physicians have confirmed that patient flow was down over the holidays. Actual brachy numbers for 1999 were the last year reported, so getting a handle on this is extremely tough.

        Regarding one of the other major forces that we believe hindered sales in 2003, as you have now heard, late last year the Medicare legislation was enacted. In past calls we talked about how hard Theragenics™ had been working to get language favorable to brachytherapy reimbursement into this Bill. We were gratified (thrilled?) when our efforts, and the efforts of our industry group, the Coalition for the Advancement of Brachytherapy, were successful. Theragenics™ was the leader in the effort to secure this important amendment, as was evidenced by the coverage we received in The Wall Street Journal and The New York Times as well as other newspapers.

        Net net, your company was instrumental in pulling off a Washington change that even the doctors’ societies were unable to effect.

        The result of our work is that, beginning in January of this year, the system of reimbursement in place for prostate brachytherapy is a fair one, which recognizes the unique characteristics of this life-saving therapy. This is a good thing for us, for doctors, for the industry, and most important of all, it is a good thing for prostate cancer patients.

        Theragenics™ spent much of 2003 positioning itself to take advantage if we prevailed – a plan “B” if we didn’t. Also, in 2003 we ramped up our marketing and advertising to raise awareness of brachytherapy. Our message was to position TheraSeed® as an excellent treatment option as well as to ensure that the specific advantages were brought to the public’s attention, as well as to the attention of physicians. We spent about $2 million on just our direct-to-consumer marketing campaign. We told our new advertising agency to create ads that were gritty and memorable. Patients and doctors alike gave us positive feedback. The favorite ad seemed to be the one featuring a diaper vs. TheraSeed®. We even received kudos and a write-up in an advertising magazine. We’re pretty proud of this campaign.

        Late in the year we purchased airtime on the popular IMUS in the Morning New York radio show and received excellent exposure. During an Imus interview with Rudy Giuliani, the pair talked about Theragenics™, TheraSeed®, and how well Rudy is doing following his treatment with TheraSeed®.

        In another large move in 2003, we built a direct sales force from scratch. All of our specialists are professionals from the medical industry. They speak the language and know medicine. Just recently, we added a new territory to provide wider coverage. These specialists work both in conjunction with our distributors and alone on direct accounts.

        I am also taking this opportunity to announce that we are working right now to increase the size of the sales force in the next few months. We continue to see new accounts signed up by our brachytherapy specialists, as well as account reactivations (these are accounts which had not seen activity or orders placed for six months or more; both direct and distributor accounts).

        We hired an outside staff of medical professionals to handle our popular cancer information center. The Cancer Information hotline is currently handling over 4,000 calls per quarter, with instances of over 100 calls in a day on peak days.

        Since a large proportion of our sales is channeled through distributors, let’s talk a little about them. As James pointed out, distributor performance has been very disappointing through 2003. So what have we done to address this? Well, I have met with the senior management of both of our remaining distributors. While I won’t divulge the content of these meetings, I will tell you that the outcome of one meeting way exceeded my expectations, while the other was disappointing. There is much happening in this arena. The bottom line is: our relationships with both distributors are still very solid, but we have much work ahead to either (1) regain traction through these channels, or (2) assume neglected or poorly serviced accounts directly.

        Early in 2003, we added I-Seed, an Iodine-125-based brachytherapy seed, to our product line. You will recall that the motivation behind this strategy is to allow us to get in the door at those hospitals and centers that want to buy all their seeds from one source. We believe this product also gives us access to GPO’s and other purchasing organizations.

        We believe that these investments, made in 2003, position us for growth in the year ahead. However, we acknowledge that our work is not complete, and in 2004, we intend to continue to invest in consumer awareness. At the same time, we will work to improve and expand upon those other services that make our product unique in the marketplace and Theragenics™ a company physicians can be proud to do business with.

        While we remain dedicated to our prostate brachytherapy business, our diversification efforts have continued, in an effort to provide Theragenics™ with new revenue streams and to provide our shareholders long-term value. Over the past year we committed over $7 million dollars, or 21% of sales to our research and development programs, and in 2004 we expect to spend even more.

        Let’s look briefly at the progress we made in 2003. Early in the year we began a clinical trial of Theragenics’™ TheraSource® Intravascular Brachytherapy System. This trial is designed to test the safety and feasibility of the device in the prevention of restenosis, or the renarrowing of the leg arteries, following treatment of peripheral vascular disease by balloon angioplasty. At this time, 15 patients have been treated with favorable results. More specifically, fourteen of these patients have reached the 30-day collection point and six have progressed to the six-month endpoint. None of these patients experienced a device-related problem and there has been no need for revascularization of any of the sites treated with our product. As mentioned in the past, enrollment in the trial has been slower than we expected, and to counteract this, we have recently added another new site, Brigham and Women’s Hospital. The total number of testing sites is now four. This trial has done what we hoped it would do – test the safety and feasibility of treatment with palladium-103 in preventing restenosis. From what we’ve learned, we continue to refine the device to go into areas of the vasculature that may provide the best market opportunities for our Company.

        As a reminder, femoropopliteal arteries are NOT our endgame in restenosis.

        Progress has also been made in the development of a marketable device for the treatment of the wet form of age-related macular degeneration. The design of the device, which is patented and named TheraSight™, has been finalized, and we are looking at various differing trial designs, mindful of the emerging potential competition in this market. We plan to begin a 2004 human clinical safety trial of this device.

        In Oak Ridge, as you may recall, we completed a feasibility study in the third quarter of last year for UT-Battelle, the organization that manages the Oak Ridge National Laboratory for the U.S. Department of Energy. We produced certain isotopes that UT-Battelle is studying to determine their effectiveness as fuel life extenders for nuclear power generation.

        We recognized the revenue for this study in the third quarter, and to Theragenics™, it represented revenue from a new source. We look to continue this type of feasibility run, as we are hopeful that they will help us find applications that make the best use of the PSP. At this point, we are preparing to enrich palladium-102 with the PSP to ensure an ample supply of material, which can be used either to support seed production, or for our development work and clinical trials for restenosis and macular degeneration products. We expect to be producing the PSP palladium-102 within the next three months. We are also continuing pursuit of non-medical applications for the PSP. In 2003 we continued to market our capabilities in the defense, homeland security, and battery power industries, and Theragenics™ is currently named as a potential contractor in three different white paper proposals. These are government firm proposals that could lead to partnerships or revenue streams for us.

        In the quest to find new revenue sources, a couple of years ago I challenged our scientists to find alternative uses for our cyclotrons. The result of that initiative has allowed Theragenics™ to diversify into producing commercial radiochemicals, which are typically used in nuclear imaging. Samples of two different isotopes have already been produced and sent to potential customers for evaluation. We believe that Theragenics’™, now working closely with a new, highly experienced sales and marketing partner, will see another new revenue stream beginning in 2004 as a result of this program.

        So, to summarize where we are and how we got there:

1.	2003 was a difficult and challenging year, as we have described to you.

2.

We are not satisfied with the financial results generated in the year, but are thrilled about our prospects. We were one of the two firms that started in this industry, but we are the only one still intact. We know this industry – we intend to be among the successful survivors.

3.

We believe that we are well-positioned and poised, in many ways, to reap the benefits of the changed, improved landscape through 2004 and beyond. We have the cash and resources to prevail. We will continue our diversification efforts and believe our Pd-103 can benefit humans – this is a long process, and yet it holds great rewards. Thank you. We appreciate your attention. James and I will now take your questions.

Operator	At this time I would like to remind everyone in order to ask a question, please press star (*), then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Question	I was very excited around Christmastime. I got a magazine, and they mentioned macular degeneration. That's one of the avenues you're looking into. And after reading the article, I got very excited about how huge the market potential could be and kind of put into perspective of where you're trying to go with not just doing prostate but many other avenues to get revenue streams from other sources of treating different sicknesses and cancers and things. Going into this year, did you ever find out last year - you had mentioned like third and I guess this quarter. It seems like you had a huge amount of people calling your call center for prostate, but yet the sales never materialized. Was there any research done by the company to find out what happened with the inflow inflow of so many calls? Was it the reimbursement money or people ran out of money for surgeries in the third and fourth quarter that caused people to delay this? Or do you have any answers for that?

Ms. Jacobs:	Well, I want to tie a couple of things together. Remember James talked early in his section where we had one particular that was way, way off by a large number. And then if you look at the results that we actually reported, I think a lot of that momentum was captured. And I think our brachytherapy specialists mitigated what could have been a pretty disastrous revenue year. And I think that call center had a lot to do with it. And remember that the call center, yeah, those referrals and those patients get funneled into Theragenics™ direct accounts, etc. But remember we had reactivated accounts, which could have come from the "Imus in the Morning" and some of this direct-to-consumer campaign that we're talking about, where the distributors benefit from this direct-to-consumer as well as Theragenics™.

That call center is really pivotal, and yet anecdotally I go back to the fact that some of our main seeders said, you know, Chris, waiting rooms were real empty. Now, whether it's the war or whether physicians just didn't want to implant until - you know, everybody knew by Thanksgiving that the landscape for Medicare and the Medicare Reform Act had passed, and the brachy guys for the most part knew that the seeding reimbursement was going to change in January. Now, did they hold off and schedule their patients in first quarter? I don't know yet.

Mr. MacLennan:	I'd like to add a couple of comments specific to the cancer information center. What we can do now but were unable to do in the past is we now have the ability to call patients back 30 days after their initial inquiries into the call center. And we've been able to gather, as a result of that process, we've been able to get a lot of insight that underscores the reception that people give, the data that they're getting from that call center. I'm not going to give out statistics, but I will tell you from the calls back we have a very significant majority of people who have been counseled and have called the call center, who have indicated that they intend to go with brachytherapy treatment, specifically with TheraSeed in most cases. And that number far dramatically outweighs any of the other courses of treatment that they could go for. So we're getting better data all the time. We're working with our market research people and getting tremendous data, which is helping us ultimately how those will translate into sales at some point in time.

Question:	I know your company has been trying to pull off this turnaround. I can honestly say, speaking with you today, that I believe it's happening because you're taking control of your own destiny, which the last three, four years you tried to put in the hands of other companies. I think this company is going to be a good company very soon.

Ms. Jacobs	Thank you. I appreciate that. It has been - you know, we wanted to diversify the company. We thought we had made the right decision with Johnson & Johnson, and so that didn't work out. That's life. Okay, fine. Get on with it. And in this particular industry, one thing is for sure - it doesn't happen over night, and yet, you know, we've come through this. Our reputation is in tact. Our product is still associated with premium services, and great clinical results. So thank you very much. It's not over by any means, but I've seen some real sparklers in the future for us. I think this Medicare reform was a biggie. So thank you.

Question:	I just want to verify and make sure I heard - Christine, I heard something that you said. I want to make sure I heard that correctly. If I heard your statement, you said in '04 that you will see revenue from a new source, that being an alternate use for the cyclotrons?

Ms. Jacobs:	Yes, sir. What you heard me say was that several years ago I had challenged the scientists at Theragenics™ to give us alternate uses for our cyclotrons. You know, sort of a plan B if everything changes. But we knew it was going to take a while. So they came up with some ideas for radio chemicals to be sold in the nuclear imaging area, so we went and got a sales and marketing partner who knew the industry very well. We produced a couple of those isotopes. We sent them off for evaluations, and I have expectations - it's not complete at this point. But I have expectations that those analyses are going to be completed and that we will see something in '04 as a new revenue stream.

Question:	Could you just expand a little bit about your comment on enhancing the size of the direct sales force in terms of numbers that you have now and where you plan to be at the end of '04?

Ms. Jacobs	With permission, I'd like to not telegraph to the competitors that are going to jump on this webcast to listen to every word that I say to try to figure out what my next move is. Suffice to say that -

Mr. MacLennan	We're right on target. We're exactly where we planned to be.

Ms. Jacobs	We have created a new territory, like I said. That much is for sure. But I've not been wanting to quantify exactly where I'm going with the number. All I can tell you is that I'm going to continue to spend money in this area because I really like what these folks are doing.

Question:	That's good to hear. Do you believe you've rectified your issues with your one distributor?

Ms. Jacobs:	I don't think we have rectified anything for the long term. Just like I said in the call, I met with them. We had chats. We talked about the past and attempted to put the past behind us. We talked about what we're going to do now, and we talked about what the future business relationship is going to look like. And other than that, it's cordial and we're chatting, but they certainly know where we stand. And like I said, hey, I want the sales back. And I want the momentum back. If you saw today's announcement of the American Cancer Society, the incidence of new cases of prostate cancer is going to go from 221,000 a year to 230,000 a year. And you know what? Buried in the data of the American Cancer Society is a really neat statistic that says 86% of the new cases that are discovered are going to be local and regional stages. That means that out of 230,000 patients, 86% of them are going to now constitute our viable pool of patients. So I think we've got great opportunities out there, premium product, great services, and I basically made the distributors aware of the fact that we're a great partner.

Mr. MacLennan	Let me add one further statistic. That was tremendous news that came either early this week or late last week from the American Cancer Society. Just by way of a statistic, that extra 10,000 cases that's predicted for 2004 represents a potential of 40 to $50 million of revenue for the industry.

Question:	Can you provide any sort of breakdown between your revenue this quarter of distributor versus direct?

Mr. MacLennan	We don't do that.

Question:	How big is the market that you're targeting for TheraP?

Ms. Jacobs:	Remember that's not the end game. We're there because we want to know what this palladium-103 is going to do. We want to know if it's feasible to get in these other vascular areas with palladium-103. It's safe to say that the end game that we're looking at - whatever vascular we choose, we want to put a modified device to what we're using right now. Those are markets that are substantive in nature. I'm talking with a potential patient base that is probably greater than the prostate market that we're currently in today.

Question:	And when will the study be completed?

Ms. Jacobs:	I don't know exactly what that date is because we just added Brigham Women's. I think we're going to have some choices going forward. The initial study was okay with the FDA for 30 patients. If I think we've got enough data at some point and we've learned everything we need to learn about that six-month endpoint and that six-month follow up, then I kind of reserve the right to be flexible to do whatever I need. I might end it early to let us get on into other vascular areas. If it takes too much time, too much money, too much effort but I already have the data that I need to go to the FDA, then I'll end it. Remember 30 is a feasibility and a safety study. It's not the big clinical trial that I want to get into that leads to commercialization.

Operator:	There are no further questions at this time.

Ms. Jacobs:	All right. Thank you very much. I appreciate it.

Mr. MacLennan:	:Thank you.

Operator:	This concludes today's conference call. You may now disconnect.